Exhibit 99.1

NEWS RELEASE

PARK PLACE ENERGY CORP.

OTCBB:PRPL
FRANKFURT: 3P2

Park Place Raises $1.058 Million In New Equity & Acquires A 51% Interest In Five Brazilian Diamond Authorizations.

Calgary, Alberta, March 5, 2008 - Park Place Energy Corp. ("Park Place" or "the Corporation") is pleased to announce that the Corporation has raised a total of $1,058,050 in new equity by way of a $908,050 Private Placement and the conversion of $150,000 of a $225,000 Promissory Note into equity on the same terms as the Private Placement. In all a total of 15,114,999 Units were issued from treasury at a price of $0.07 per Unit with each Unit consisting of one Common Share and one Share Purchase Warrant exercisable for a period of two years pursuant to which the holder can acquire one Common Share of the Corporation at a price of $0.10 per Common Share during the first year and $0.15 per Common Share during the second year.

After being presented a unique, high impact, opportunity to acquire a significant acreage position in a renowned diamond producing area in central Brazil, Park Place has elected to diversify from being strictly an oil and gas exploration company to becoming a diversified resource exploration company. After conducting its due diligence Park Place entered into a Purchase & Sale Agreement with Panther Minerals Inc. ("Panther") pursuant to which, in exchange for $250,000 CAD, that has been paid in full by the Corporation to Panther from the proceeds of the Private Placement, Park Place has acquired a 51% interest in five diamond concessions in the State of Goiás, Brazil covering 4,413 hectares, hereinafter referred to as the BrasAm Project. The BrasAm Project includes approximately 30 kilometers of the Sao Marcos River. The Sao Marcos River and offsetting dry lands is renowned in Brazil as an area where significant diamonds have been recovered. S. Wells Baum, the principal of Brasam Extração Mineral Ltda., Park Place's 49% partner in the BrasAm Project, has been active in exploring for diamonds in Brazil for over twelve years. Mr. Baum, a former gemologist with the Gemological Institute of America ("GIA"), and former supervisor of diamond grading services for the Gem Trade Laboratory, GIA Los Angeles, brings a wealth of knowledge and experience to the BrasAm Project. Mr. Baum has provided Park Place with documentation relating to a number of important diamonds that have been recovered from the concessions acquired by Park Place pursuant to the Purchase & Sale Agreement with Panther. From lands included in the BrasAm Project concessionaire dredge crews operating on the Sao Marcos River in October 2007 recovered a 10.66 carat diamond as well as a 23.06 carat diamond in May, 2007. In October 2007 a 46.74 carat diamond was recovered from the Sao Marcos River approximately 20 meters outside of one of the acquired concessions. BrasAm as the operator of the BrasAm Project has constructed a gravel processing facility that is currently capable of washing up to 40 tons of gravel per day.

The balance of funds raised pursuant to the Private Placement will be used for general working capital purposes as well as to equip and tie-in the 7-8 81-17 W6M Doig discovery gas well located on the Corporation's Eight Mile North Property in NE British Columbia, Canada.

Park Place Energy's President & CEO Eric Leslie stated, "We are pleased to have been able to raise over a $1 million in equity and acquire the 5 diamond concessions in Brazil. Park Place is positioned to continue to build on its solid foundation and deliver returns to its shareholders."

About Park Place

Park Place Energy is a company focused on high impact resource opportunities. Park Place is currently developing its Canadian oil and gas assets which include the recently announced major gas find in NE British Columbia Canada as well as advancing its newly acquired 51% interest in its diamond concessions in Central Brazil. Park Place utilizes its expertise to enhance shareholder value and profitability by pursuing attractive opportunities in the international arena. Using the appropriate financial resources and the latest in technologies, Park Place, through creative joint ventures and innovative partnerships, has a strategic five-year operating plan to optimize profitability and shareholder value.

For Further Information Contact:

Investor Relations: 1 (877) 685 0076

Email: info@parkplaceenergy.com
Website: www.parkplaceenergy.com

Calgary Head Office:
Suite 300, 840 - 6th Ave. S.W.
Calgary, Alberta Canada T2P 3E5

Certain information regarding the Corporation contained herein may constitute forward-looking statements. These statements may include estimates, plans, expectations, opinions, forecasts, projections, guidance or other statements that are not statements of fact. Although Park Place believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. These statements are subject to certain risks and uncertainties and may be based on assumptions that could cause actual results to differ materially from those anticipated or implied. The Corporation is under no obligation to update or later any forward-looking statement. These risks include operational and geological risks, the ability of the Corporation to raise necessary funds for exploration and the fact that the Corporation does not operate all its properties. Park Place's forward-looking statements are expressly qualified in their entirety by this cautionary statement.